CERTIFICATE OF INCORPORATION
                                       OF
                        FIDELITY BANCSHARES (N.C.), INC.


                                    ARTICLE I

                  The name of the corporation is Fidelity BancShares (N.C.), Inc.

                                   ARTICLE II

                  The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                  The purpose of the corporation is to operate as a one-bank or as a multi-bank holding company and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                  The aggregate number of shares which the corporation shall have authority to issue is Twenty-Nine Thousand Two Hundred (29,200) shares of Common Stock, par value Twenty-Five and No/100 Dollars ($25.00) per share, which the Board of Directors shall have the authority to issue.

                                    ARTICLE V

                  In furtherance, and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal, from time to time, the Bylaws of the corporation, subject to the rights of the shareholders entitled to vote with respect thereto to alter or repeal Bylaws made by the Board of Directors.

                                   ARTICLE VI

                  No Director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the Director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the Director derived an improper personal benefit. The corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, indemnify all persons whom it may indemnify pursuant thereto.

                                   ARTICLE VII

                  The name and mailing address of the sole incorporator of the corporation are:

            Name                               Address

         David L. Ward, Jr.                 Post Office Box 867
                                            New Bern, North Carolina 28560

                                  ARTICLE VIII

                  The name and mailing address of each person who is to serve as a director until the first annual meeting of shareholders or until his successor is elected and qualifies are as follows:

                  Name                      Address

         Billy T. Woodard                   Route 3, Box 86-C
                                            Fuquay-Varina, NC 27526

         Sam C. Riddle, Jr.                 Post Office Box 158
                                            Carthage, NC  28327

         Haywood A. Lane, Jr.               1304 Lake Pine Road
                                            Cary, NC  27511

         Wallace H. Mitchell                710 Holland Road
                                            Fuquay-Varina, NC 27526

         Wiley H. Cozart, M.D.              312 Pine Street
                                            Fuquay-Varina, NC 27526

         Harold A. Scott, Jr.               Biscoe Road
                                            Troy, NC  27371

                                   ARTICLE IX

                  The principal place of business of the corporation shall be 100 South Main Street, City of Fuquay-Varina, County of Wake, State of North Carolina 27526.

                  IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of November, 1987.

 Witnesseth:
/s/  Carolyn C. McCulley                   /s/ David L. Ward, Jr.
------------------------                   -------------------------------------
                                           David L. Ward, Jr., Sole Incorporator

STATE OF NORTH CAROLINA
COUNTY OF CRAVEN

                  This is to certify that on the 10th day of November, 1987, before me, a Notary Public, personally appeared DAVID L. WARD, JR., who I am satisfied is the person named in and who executed the foregoing Certificate of Incorporation, and I having first made known to him the contents thereof, he did acknowledge that he signed and delivered the same as his voluntary act and deed for the uses and purposes therein expressed.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this the 10th day of November, 1987.

                                                     /s/  Mildred I. Rice
                                                     ---------------------------
                                                     Notary Public
My Commission Expires:
April 16, 1990
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